EXHIBIT 10.1


                HARBERT DISTRESSED INVESTMENT MASTER FUND, LTD.
                       c/o 555 Madison Avenue, 16th Floor
                            New York, New York 10022




May 10, 2005

Friedman's Inc.
171 Crossroads Parkway
Savannah, GA 31422
Attention:  Sam Cusano,
            Chief Executive Officer


                   $25,500,000 DEBTOR IN POSSESSION TERM LOAN
                               COMMITMENT LETTER

Ladies and Gentlemen:

We have been informed that Friedman's Inc., a debtor in possession under Chapter 11 of the Bankruptcy Code (the "Company"), wishes to establish a $25,500,000 debtor-in-possession term loan (the "Term Loan") as part of its existing $125,000,000 debtor-in-possession Credit Agreement dated as of January 31, 2005 (as amended by Amendment No. 1 thereto dated as of February 25, 2005, the "Existing DIP Facility") with Citicorp USA, Inc., as Administrative Agent ("CUSA").

Subject to the terms and conditions described in this letter and the "Summary of Amendment and Restatement of Friedman's DIP" attached hereto as Annex I ("Annex I"; collectively, together with this letter, this "Commitment Letter"), Harbert Distressed Investment Master Fund, Ltd. ("Harbert") is pleased to inform you of its commitment to make an investment in the Term Loan.

Section 1         Conditions Precedent.

The commitment and other obligations of Harbert hereunder are subject to:

         (a) the approval by the Bankruptcy Court for the Southern District of Georgia, Savannah Division (the "Bankruptcy Court") of the Term Loan on the terms set forth in this Commitment Letter pursuant to an order (the "Term Loan Order") in form and substance reasonably satisfactory to Harbert; and

         (b) the satisfaction of the other conditions precedent contained in Annex I.

Section 2         Commitment Termination; Agreement to Cooperate.

Unless the Term Loan is consummated, Harbert's commitment and obligations set forth in this Commitment Letter will terminate when the Exclusivity Period (as defined in that certain letter (the "Exclusivity Letter") dated as of May 10, 2005 from Harbert to the Company setting forth certain agreements between Harbert and the Company regarding the negotiation of a plan of reorganization) terminates in accordance with the provisions of the Exclusivity Letter. Subject to the satisfaction of the conditions set forth in this Commitment Letter and the Exclusivity Letter and the cooperation of the Company and CUSA, Harbert agrees to cooperate with the Company in good faith and to use all reasonable commercial efforts to (i) complete its due diligence and agree upon final documentation for the Term Loan by no later than May 17, 2005 and (ii) close and fund the Term Loan by no later than May 27, 2005; provided, however, Harbert shall have no liability to the Company, its affiliated debtors in possession, CUSA or any other party by reason of the Term Loan not having closed, except as is otherwise expressly provided, if at all, in the definitive documentation governing the Term Loan to be negotiated by Harbert, the Company and CUSA.

Section 3         Costs and Expenses.

Subject to the entry of the Term Loan Order on the docket of the Bankruptcy Court, the Company agrees to pay Harbert for all reasonable and necessary out-of-pocket costs and expenses incurred by Harbert in connection with the Term Loan in the manner provided in Annex I.

Section 4         No Third Party Reliance, Etc.

The agreements of Harbert hereunder are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties. Neither the Company nor Harbert may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that notwithstanding the foregoing, Harbert may assign, in whole or in part, its rights and obligations hereunder to one or more of its affiliates. This Commitment Letter may not be amended or modified, or any provisions hereof waived, except by a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

Section 5         Governing Law; Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter (together with (i) the Confidential Information and Nondisclosure Agreement dated as of May 10, 2005 between Harbert and the Company, and (ii) the Exclusivity Agreement) sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Section 3 hereof shall survive the termination of this Commitment Letter.


Section 6         Information and Investigations.

The Company hereby represents and covenants that (a) all information and data (excluding financial projections) that have been or will be made available by the Company or any of its subsidiaries, affiliates, representatives or advisors to Harbert (whether before or after the date hereof) in connection with the Term Loan (the "Information"), taken as a whole, is and will be, at the time furnished, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all financial projections (the "Projections") concerning the Company and its subsidiaries and the transactions relating to the Term Loan (the "Transactions") that have been made or will be prepared by or on behalf of the Company and that have been or will be made available to us in connection with the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of preparation (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurance can be given that such Projections will be realized). The Company agrees to supplement the Information and the Projections from time to time until the consummation of the Term Loan.


Please indicate the Company's acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and returning it to the attention of Richard F. Casher, Kasowitz, Benson, Torres & Friedman LLP, 1633 Broadway, New York, New York 10019 (fax: 212-506-1800) at or before 11:59 p.m. (New York City time) on May 10, 2005, the time at which, absent such acceptance, the commitment and obligations of Harbert hereunder will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.




                  [Remainder of page intentionally left blank]

                                                 Very truly yours,

                                                 HARBERT DISTRESSED INVESTMENT
                                                 MASTER FUND, LTD.

                                                 By: HMC Distressed Investment
                                                     Offshore Manager, LLC,

                                                     Its Investment Manager

                                                 By: /s/ Joel B. Piassik
                                                     --------------------------
                                                     Name:  Joel B. Piassik
                                                     Title: Vice President

ACCEPTED AND AGREED on May 10, 2005,
subject to approval of the Bankruptcy Court:



FRIEDMAN'S INC., as Debtor in Possession


By: /s/ Sam Cusano
    --------------------------
Name:  Sam Cusano
Title: Chief Executive Officer

                                                                        Annex I


             Summary of Amendment and Restatement of Friedman's DIP
             ------------------------------------------------------

Set forth below is a summary of certain material terms of the proposed changes that will be made to the existing DIP of Friedman's Inc. ("Friedman's" or the "Company") and its affiliated debtors in possession (such affiliates, collectively, the "Affiliates" and together with the Company, the "Debtors") in the chapter 11 case (the "Chapter 11 Case") pending in the United States Bankruptcy Court for the Southern District of Georgia, Savannah (the "Court" or the "Bankruptcy Court") in order to reflect the conversion of a portion of the existing DIP into a term loan to be acquired by Harbert Distressed Investment Master Fund, Ltd. ("Harbert"). The proposed changes will by made pursuant to an amendment and restatement of the existing DIP. This summary is a summary only, and does not include descriptions of all of the terms, conditions and other provisions that will be included in the amended and restated DIP.

      Term Loan:                    Harbert will purchase from Citicorp USA,
                                    Inc. ("CUSA"), or its affiliates, a Secured
                                    Term Loan ("Term Loan") under Friedman's
                                    $125MM debtor-in-possession financing (as currently in effect, the "Existing DIP" and, as amended and restated in accordance herewith, the "DIP") provided by CUSA, as Administrative Agent, and a syndicate of lenders, as applicable (hereafter collectively referred to as the "Revolving
                                    Lenders"). Other than with respect to
                                    pricing, use of proceeds, subordination
                                    with respect to priority of payment, and other terms, conditions and covenants contemplated by this summary, the Term Loan shall be on the same terms as, and shall form part of, the DIP and shall have the benefit of the same liens on the collateral thereunder; provided any repayment of the Term Loan from such assets shall be subordinated to the full payment of the Revolver (as defined below). The principal amount of the Term Loan shall be $25.5 million, but the issue price shall be $25 million (the "Term Loan Issue Amount").

      Impact on Revolver:           The revolving portion of the DIP (the
                                    "Revolver") will be reduced by the amount of the Term Loan so that, immediately after giving effect to the amendment and restatement contemplated hereby, the
                                    Revolver will be equal to $99.5 million, the Term Loan will be equal to $25.5 million and the total size of the DIP will continue to be $125 million. The Revolver, as so reduced, will continue under the DIP on the same terms and conditions as are provided in the Existing DIP; provided, that, a $12.5 million reserve against Revolver availability shall be implemented until the Debtors deliver a certificate to the Revolver agent certifying that the Debtors have received commitments from a vendor group that is sufficiently large enough and on terms adequate to supply the Debtor's business plan requirements through the 2005 holiday season.

      Purpose of Term Loan:         Proceeds of the Term Loan will be used for
                                    general corporate purposes at the
                                    discretion of the Company; provided,
                                    however, that no proceeds of the Term Loan shall be used to repay, in whole or in part, any prepetition claims against the Debtors, except as otherwise permitted by the DIP.

      Pricing of Term Loan:         The pricing of the Term Loan shall be as
                                    follows:

                                        (i) the Facility Applicable Margin plus
                                        Citibank, N.A.'s fluctuating Alternate
                                        Base Rate, payable quarterly in
                                        arrears; or
                                        (ii) the Facility Applicable Margin
                                        plus LIBOR payable monthly in arrears.

                                        "Facility Applicable Margin" means
                                        6.50% per annum, in the case of Base
                                        Rate Loans and 7.50% in the case of
                                        LIBO Rate Loans.

      Security for Term Loan:       The Term Loan and Revolver will continue to
                                    be secured by the 1st priority lien on all of the assets of the Company currently securing the Existing DIP; provided any repayment of the Term Loan from such assets shall be subordinated to the full payment of the Revolver.

      Repayment of Term Loan:       Subject to "Termination Fees" below and the
                                    prior payment in full of all amounts owed in respect of the Revolver, repayable along with all accrued and unpaid amounts due under "Pricing", out of pocket expenses and termination fees, as follows:

                                        (a) in cash upon acceleration, a
                                        liquidation or a 363 sale; provided
                                        that a 363 sale that is a Going Concern
                                        Sale (as defined in "Termination Fee"
                                        below) shall be entitled to the
                                        termination fee as described in
                                        "Termination Fee" below, or

                                        (b) in cash or New Common Equity (as
                                        defined herein), as described in
                                        "Conversion" below, upon consummation
                                        of a Plan of Reorganization of the
                                        Debtors ("POR") approved by the Court.

      Guaranties of Term Loan:      The Term Loan (including, without
                                    limitation, interest, fees and indemnified expenses with respect thereto) shall be guarantied by the Affiliates in the same manner as the Affiliates have guarantied the Existing DIP.

      Covenants:                    Covenants shall be the same as those in the
                                    Existing DIP, a covenant requiring the
                                    filing of a POR on or before February 28, 2006 (the "POR Deadline"), plus such additional covenants (if any) to be negotiated that are satisfactory, in form and substance, to Harbert, the Company and CUSA.

      Term Lender Voting:           Harbert's voting rights under the DIP as
                                    Term Loan lender shall be "silent second" voting rights and shall include mutually agreeable voting rights on amendments and waivers of (i) the POR Deadline, (ii) the economic terms and maturity date of the Term Loan, and (iii) such other items as are mutually agreed upon.

      Termination Fee for Term      Upon any repayment of the Term Loan in
      Loan:                         cash, Harbert, subject to the prior payment
                                    in full of all amounts owed in respect of the Revolver, shall receive a fee (the
                                    "Termination Fee") equal to 3.0% of the
                                    Term Loan Issue Amount plus 1.0% per month for each month (or any portion thereof), beginning August 1, 2005, that a POR with Harbert as plan investor has not been filed by the Company with the Court; provided, however, that, in the case of any 363 Sale or Sales (other than to Harbert or its affiliates) of all or substantially all of the assets of the Debtors on a going concern basis (a "Going Concern Sale"), the
                                    Termination Fee shall instead be an amount that results in Harbert receiving a cash fee that, when added to the cash repayment of the Term Loan, shall equal the value of the New Common Equity (as defined herein) that Harbert could have elected to receive in a conversion of the Term Loan under "Conversion" below assuming that a POR had been confirmed with a POR Value of the Equity (as defined herein) consistent with the equity valuation implied by the 363
                                    Sale or Sales.

      Conversion of Term Loan:      On the effective date of a POR, but subject
                                    to the prior payment in full of all amounts owed in respect of the Revolver:

                                        (a)If Harbert is the plan investor, and
                                        Harbert has approved all of the
                                        material terms and conditions of such
                                        POR, Harbert shall convert the Term
                                        Loan into common equity of
                                        post-emergence Friedman's (the "New
                                        Common Equity") at a conversion price
                                        equivalent to a 10% discount to the
                                        "POR Value of the Equity" (as defined
                                        herein).

                                        (b)If Harbert is not the plan investor,
                                        the Company, at Harbert's election,
                                        shall either (i) repay the Term Loan in
                                        cash (together with the Termination
                                        Fee) or (ii) convert the Term Loan into
                                        New Common Equity at a conversion price
                                        that is the lesser of (A) a discount of
                                        20% to the POR Value of the Equity and
                                        (B) the price that is sufficient to
                                        convert the Term Loan into 25% of the
                                        New Common Equity.

                                    As used in this Summary, the term "POR
                                    Value of the Equity" shall be the value of the New Common Equity based on the midpoint of the range of total enterprise value estimates upon which the POR is premised, less the normalized levels of Revolver borrowing.

                                    In the case of paragraph (b) above,
                                    appropriate anti-dilution provisions and other modifications to be agreed upon in case securities or other distributions (in each case other than New Common Equity) are issued in respect of pre-petition claims as part of a POR.

      Syndication of Term Loan:     No assignment or participation of the Term
                                    Loan without the Company's consent in its sole discretion; provided, however, that, notwithstanding the foregoing, Harbert may assign, in whole or in part, its rights under the Term Loan and the related documentation to one or more of its affiliates.

      Conditions Precedent:         Conditions precedent to the amendment and
                                    restatement of the Existing DIP
                                    contemplated hereby and the funding of the Term Loan shall be as is customary for facilities of this type and shall include, without limitation, the following: (i) completion of business and legal due diligence, including, without limitation, receipt by Harbert of the Friedman's rolling 13-week and fiscal year liquidity forecast and review by Harbert of Debtors' business plan, including the vendor program, and the results of such diligence shall be satisfactory to Harbert in its sole discretion; (ii) negotiation and execution of definitive documentation for the amendment and restatement of the Existing DIP containing the terms and provisions contemplated hereby, and such other conditions as are required by Harbert, and a note evidencing the Term
                                    Loan, in each case satisfactory to Harbert, CUSA and the Company in their respective sole discretion (collectively, the "DIP
                                    Documentation"); (iii) the execution and delivery by the Debtors to Harbert of a release, which shall be reasonably satisfactory, in form and substance, to Harbert, of any and all claims and causes of action against Harbert relating to or arising from any acts taken by Harbert in connection with its acquisition prior to the date hereof of claims against (or participation interests in claims against), or interests in, the Company; (iv) filing by the Debtors of a motion, satisfactory, in form and substance, to Harbert and CUSA, seeking approval by the Bankruptcy Court of the amendment and restatement of the Existing DIP contemplated hereby (including without limitation the making and incurrence of the Term Loan); (v) entry by the Court of an order, satisfactory, in form and substance, to Harbert and CUSA, approving the amendment and restatement of the Existing DIP on the terms contemplated hereby, including the making and incurrence by Friedman's of the Term Loans on the terms set forth in the DIP Documentation;
                                    (vi) filing by the Debtors of a motion (the
                                    "Consent Motion") requesting the Bankruptcy
                                    Court's approval of the affirmative consent of the Company to the existing participation agreements between Harbert and certain of the Company's vendors and all of the transactions contemplated thereby, including the assignment of such vendors' claims to Harbert upon the effective date of a plan of reorganization, such consent of the Company to become effective as to any vendor upon (y) the occurrence of the effective date of a POR and (z) such vendor having complied, as determined (and unless waived) by the Company in its sole discretion (such discretion being subject, in certain circumstances, to arbitration by Harbert), with the terms and conditions of the vendor program to be attached to the Consent
                                    Motion as an exhibit; and (vii) entry by the Court of an order, reasonably satisfactory, in form and substance to Harbert, granting the relief requested in the Consent Motion.

      Out of Pocket Expenses of     The Company shall reimburse Harbert for all
      Term Loan Lender:             of its reasonable and necessary out-of-
                                    pocket expenses, including, without
                                    limitation, legal fees and the fees related to the services of Peter J. Solomon Company as its financial advisor, in each case incurred in connection with the negotiation and closing of the Term Loan; provided, however, such expense reimbursement shall be paid (i) upon repayment of the Term Loan if the Term Loan closes or (ii) if the Term
                                    Loan does not close, following the receipt by the Company of an invoice from Harbert.

      Reservation of Rights:        In the event that (i) the Term Loan is not
                                    approved by the Court, or (ii) Harbert and the Company cease negotiations with respect to the terms of a POR, Harbert reserves any and all rights, remedies and courses of action available to it, in its capacity as a creditor or, and a holder of equity interests in, the Company.